Exhibit 10.1

Tesla, Inc.

5.30% Senior Notes due 2025

Purchase Agreement

August 11, 2017

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

As representatives of the several Purchasers

named in Schedule I hereto,

c/o Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282-2198

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

Ladies and Gentlemen:

Tesla, Inc., a Delaware corporation (the “Company”), proposes, subject to the terms and conditions set forth in this agreement (this “Agreement”), to issue and sell to the Purchasers named in Schedule I hereto (the “Purchasers”) an aggregate of $1,800,000,000 principal amount of its 5.30% Senior Notes due 2025 specified above (the “Securities”). The Company’s obligations under the Securities will be initially fully and unconditionally guaranteed (the “Guarantee”) as to the payment of principal, premium, if any, and interest, on a senior unsecured basis by SolarCity Corporation (the “Guarantor”).

1.     The Company and the Guarantor represent and warrant to, and agree with, each of the Purchasers that:

(a)     A preliminary offering circular, dated August 7, 2017 (the “Preliminary Offering Circular”), and an offering circular, dated August 11, 2017 (the “Offering Circular”), have been prepared in connection with the offering of the Securities.  Any reference to the Preliminary Offering Circular, the Pricing Disclosure Package (as defined below) or the Offering Circular shall be deemed to refer to and include all documents filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), on or prior to the date of such circular and specifically incorporated by reference therein and any reference to the Preliminary Offering Circular or the Offering Circular, as the case may be, as amended or supplemented, as of any specified date, shall be deemed to include (i) any documents filed with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of the Preliminary Offering Circular or the Offering Circular, as the case may be, and prior to such specified date and (ii) any Additional Issuer Information (as defined in Section 5(f)) furnished by the Company prior to the completion of the distribution of the Securities; and all documents filed under the Exchange Act and so deemed to be included in the Preliminary Offering Circular, the Pricing Disclosure Package or the Offering Circular, as the case may be, or any amendment or supplement thereto are hereinafter called the “Exchange Act Reports” (provided that where only sections of such documents are specifically incorporated by reference, only such sections shall be considered to be part of the “Exchange Act Reports”).  The Exchange Act Reports, when they were or are filed with the Commission, conformed or will conform in all material respects to the applicable requirements of the Exchange Act and the applicable rules and regulations of the Commission thereunder; and no such documents were filed with the Commission since the Commission’s close of business on the business day immediately prior to the date of this Agreement and prior to the execution of this Agreement, except as set forth on Schedule II(a) hereof. The Preliminary Offering Circular or the Offering Circular and any amendments or supplements thereto and the Exchange Act Reports did not and will not, as of their respective dates, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC (collectively, the “Representatives”) expressly for use therein;

(b)     For the purposes of this Agreement, the “Applicable Time” is 4:00 p.m. (Eastern time) on the date of this Agreement; the Preliminary Offering Circular as supplemented by the information set forth in Schedule III hereto, taken together (collectively, the “Pricing Disclosure Package”) as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each Company Supplemental Disclosure Document (as defined in Section 6(a)(i)) listed on Schedule II(b) hereto and each Permitted General Solicitation Material (as defined in Section 6(a)(i)) listed on Schedule II(d) hereto) does not conflict with the information contained in the Preliminary Offering Circular or the Offering Circular and each such Company Supplemental Disclosure Document and Permitted General Solicitation Material, as supplemented by and taken together with the Pricing Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements or omissions made in a Company Supplemental Disclosure Document or Permitted General Solicitation Material in reliance upon and in conformity with information furnished in writing to the Company by a Purchaser through the Representatives expressly for use therein;

(c)     Neither the Company nor any of its subsidiaries has sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package any material loss or material interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package; and, since the respective dates as of which information is given in the Pricing Disclosure Package, there has not been any material change in the capital stock (other than (A) the issuance or grant of securities pursuant to employee equity incentive plans or pursuant to outstanding convertible securities, options, warrants or rights or (B) the repurchase of shares of capital stock pursuant to agreements providing for an option to repurchase or a right of first refusal on behalf of the Company, in each case as such (1) equity incentive plans, (2) outstanding convertible securities, options, warrants or rights, and (3) agreements are as described in the Pricing Disclosure Package) or long-term debt (other than regular payments pursuant to obligations disclosed in or contemplated by the Pricing Disclosure Package) of the Company or any of its subsidiaries or any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, management, consolidated financial position, consolidated stockholders' equity or consolidated results of operations of the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”), otherwise than as set forth or contemplated in the Pricing Disclosure Package;

(d)     The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property (other than Intellectual Property, which is addressed in Section 1(u) hereof) owned by them, free and clear of all liens, encumbrances and defects except such as are described in the Pricing Disclosure Package or such as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as described in the Pricing Disclosure Package or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and do not materially interfere with the use made and proposed to be made of such property or buildings by the Company and its subsidiaries;

(e)     The Company and SolarCity Corporation have been duly incorporated and are validly existing as corporations in good standing under the laws of the State of Delaware, with power and authority to own their respective properties and conduct their respective businesses as described in the Pricing Disclosure Package, and have been duly qualified as foreign corporations for the transaction of business and are in good standing under the laws of each respective jurisdiction in which they own or lease properties or conduct any business so as to require such qualification, except where the failure to so qualify or be in good standing in any such jurisdiction would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Each wholly-owned subsidiary of the Company has been duly formed and is validly existing in good standing under the laws of its jurisdiction of organization, and other than SolarCity Corporation, none of the Company’s subsidiaries is a “Significant Subsidiary” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the United States Securities Act of 1933, as amended (the “Act”));

(f)     The Company has an authorized capitalization described as “Actual” in the table included under the caption “Capitalization” in the Pricing Disclosure Package and the Offering Circular, and all of the outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and non‑assessable, and all of the issued shares of capital stock or other equity interest of each subsidiary of the Company owned by the Company have been duly and validly authorized and issued, are, to the extent applicable, fully paid and non‑assessable (except for directors’ qualifying shares and except as otherwise set forth in the Pricing Disclosure Package and Offering Circular) and are owned directly or indirectly by the Company, free and clear of all liens, encumbrances, equities or claims;

(g)     The Securities and the performance of the Company’s obligations thereunder and the Guarantee and the performance of the Guarantor’s obligations thereunder have been duly authorized by the Company and the Guarantor, respectively, and, when issued and delivered pursuant to this Agreement (including payment thereof), will have been duly executed, authenticated, issued and delivered and will constitute valid and legally binding obligations of the Company and the Guarantor, as applicable, entitled to the benefits provided by the indenture to be dated as of August 18, 2017 (the “Indenture”) by and among the Company, the Guarantor and U.S. Bank National Association, as Trustee (the “Trustee”), under which they are to be issued; the Indenture and the performance thereof has been duly authorized and, when executed and delivered by the Company, the Guarantor and the Trustee, the Indenture will constitute a valid and legally binding instrument of the Company and the Guarantor, enforceable against the Company and the Guarantor in accordance with its terms, subject, as to enforcement, to bankruptcy, insolvency, fraudulent conveyance, reorganization or other laws of general applicability relating to or affecting creditors’ rights or to general equity principles (collectively, the “Enforceability Exceptions”); and the Securities and the Indenture will conform to the descriptions thereof in the Pricing Disclosure Package and the Offering Circular;

(h)     Each of the Company and the Guarantor has all requisite corporate power to execute, deliver and perform its obligations under this Agreement.  This Agreement has been duly and validly authorized, executed and delivered by the Company and the Guarantor.

(i)     None of the transactions contemplated by this Agreement (including, without limitation, the use of the proceeds from the sale of the Securities) will violate or result in a violation of Section 7 of the Exchange Act, or any regulation promulgated thereunder, including, without limitation, Regulations T, U, and X of the Board of Governors of the Federal Reserve System;

(j)     Prior to the date hereof, none of the Company, the Guarantor or any of their respective affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of the Securities;

(k)     The issue and sale of the Securities and the Guarantee and the compliance by the Company and the Guarantor, as applicable, with all of the provisions of the Securities, the Indenture and this Agreement (collectively, the “Transaction Documents”) and the consummation of the transactions herein and therein contemplated and the application of the proceeds from the sale of the Securities as described under “Use of Proceeds” in the Pricing Disclosure Package and the Offering Circular will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company, the Guarantor or any of their respective subsidiaries is a party or by which the Company, the Guarantor or any of their respective subsidiaries is bound or to which any of the property or assets of the Company, the Guarantor or any of their respective subsidiaries is subject, (B) result in any violation of the provisions of the Certificate of Incorporation or Bylaws of the Company, or the Guarantor or (C) assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the agreements contained herein, result in any violation of any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, the Guarantor or any of their respective subsidiaries or any of their properties, except in the case of (A) and (C), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and assuming the accuracy of the representations and warranties of the Purchasers contained herein and their compliance with the agreements contained herein, no consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Securities by the Company or the Guarantee or the consummation by the Company and the Guarantor of the transactions contemplated by the Transaction Documents except (W) as expressly contemplated by the Transaction Documents, (X) such as have been obtained under the Act, (Y) such consents, approvals, authorizations, orders, registrations or qualifications as may be required under state securities or Blue Sky Laws or the Financial Industry Regulatory Authority, Inc. in connection with the purchase and distribution of the Securities by the Purchasers, or (Z) where the failure to obtain any such consent, approval, authorization, order, registration or qualification would not, individually or in the aggregate reasonably be expected to have a Material Adverse Effect;

(l)     Neither the Company nor any of its subsidiaries is (A) in violation of its Certificate of Incorporation or Bylaws or (B) in default in the performance or observance of any obligation, agreement, covenant or condition contained in any indenture, mortgage, deed of trust, loan agreement, lease or other agreement or instrument to which it is a party or by which it or any of its properties may be bound, except in the case of (B) for such defaults as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(m)     The statements set forth in the Pricing Disclosure Package and the Offering Circular under the caption “Description of Notes”, insofar as they purport to constitute a summary of the terms of the Securities and under the caption “Description of Certain Indebtedness”, under the caption ”Certain U.S. Federal Income Tax Considerations”, and under the caption “Plan of Distribution”, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects;

(n)     Other than as set forth in the Pricing Disclosure Package, there are no legal or governmental proceedings pending to which the Company or any of its subsidiaries is a party or of which any property of the Company or any of its subsidiaries is the subject which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and to the Company's knowledge, no such proceedings are threatened or contemplated by governmental authorities or threatened by others;

(o)     Except as disclosed in the Pricing Disclosure Package, the delivery sale, purchase or use of any products or services of the Company and its subsidiaries are not legally prohibited in any jurisdiction or actively blocked by any governmental entity, except, in each case, as would not reasonably be expected to have a Material Adverse Effect;

(p)     When the Securities are issued and delivered pursuant to this Agreement, the Securities will not be of the same class (within the meaning of Rule 144A under the Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system;

(q)     The Company is subject to Section 13 or 15(d) of the Exchange Act;

(r)     Neither the Company, nor the Guarantor is and, after giving effect to the offering and sale of the Securities to be sold by the Company and the application of the proceeds thereof, will not be an “investment company”, as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”);

(s)     None of the Company, the Guarantor or any person acting on its behalf (other than the Purchasers or persons acting on their behalf, as to which no representation is made) has offered or sold the Securities by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Act (other than by means of a Permitted General Solicitation, as defined below) or, with respect to Securities sold outside the United States to non-U.S. persons (as defined in Rule 902 under the Act), by means of any directed selling efforts within the meaning of Rule 902 under the Act and the Company, any affiliate of the Company and any person acting on its or their behalf (other than the Purchasers or persons acting on their behalf, as to which no representation is made) has complied with and will implement the “offering restriction” within the meaning of such Rule 902;

(t)     Within the preceding six months, neither the Company nor any other person acting on behalf of the Company has offered or sold to any person any Securities, or any securities of the same or a similar class as the Securities, other than Securities offered or sold to the Purchasers hereunder. The Company will take reasonable precautions designed to insure that any offer or sale, direct or indirect, in the United States or to any U.S. person (as defined in Rule 902 under the Act) of any Securities or any substantially similar security issued by the Company, within six months subsequent to the date on which the distribution of the Securities has been completed (as notified to the Company by Goldman Sachs & Co. LLC), is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Securities in the United States and to U.S. persons contemplated by this Agreement as transactions exempt from the registration provisions of the Act;

(u)     Other than as set forth in the Pricing Disclosure Package or as would not reasonably be expected to result in a Material Adverse Effect, each of the Company and the Guarantor owns or possesses, or can acquire on reasonable terms, all rights to licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names, domain names, patents and patent rights (collectively, “Intellectual Property”) necessary to carry on its business as described in the Pricing Disclosure Package, and, except as set forth in the Pricing Disclosure Package, neither the Company nor any of its Significant Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, individually or in the aggregate would reasonably be expected to have a Material Adverse Effect;

(v)     No material labor dispute with the employees of the Company or any Significant Subsidiary exists, or, to the knowledge of the Company or any Significant Subsidiary, is imminent;

(w)     Except as would not reasonably be expected to result in a Material Adverse Effect, the Company and each of its Significant Subsidiaries is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and deemed reasonably adequate by Company for the business in which it is engaged; neither the Company nor any Significant Subsidiary has been refused any insurance coverage sought or applied for; neither the Company nor the Guarantor has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect on the Company;

(x)     The Company and its Significant Subsidiaries (i) are in compliance with all, and have not violated any, laws, regulations, ordinances, rules, orders, judgments, decrees, permits or other legal requirements of any governmental authority, including without limitation any international, national, state, provincial, regional, or local authority, relating to the protection of human health or safety, the environment, or natural resources, or to hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”) applicable to such entity, which compliance includes, without limitation, obtaining, maintaining and complying with all permits and authorizations and approvals required by Environmental Laws to conduct their respective businesses, and (ii) have not received notice of any actual or alleged violation of Environmental Laws, or of any potential liability for or other obligation concerning the presence, disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, except in the case of either (i) or (ii) where the failure to comply or the potential liability or obligation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as described in the Pricing Disclosure Package, (A) there are no proceedings that are pending, or known to be contemplated, against the Company or any of its subsidiaries under Environmental Laws in which a governmental authority is also a party, other than such proceedings which it is reasonably believed would not result in a Material Adverse Effect, (B) the Company, the Guarantor and their respective subsidiaries are not aware of any issues regarding compliance with Environmental Laws, or liabilities under Environmental Laws or concerning hazardous or toxic substances or wastes, pollutants or contaminants, that could reasonably be expected to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (C) none of the Company, the Guarantor and their respective subsidiaries anticipates incurring material capital expenditures relating to compliance with Environmental Laws;

(y)     The Company maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that complies with the requirements of the Exchange Act applicable to the Company and has been designed by the Company’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.  Except as disclosed in the Pricing Disclosure Package, the Company’s internal control over financial reporting is effective and the Company is not aware of any material weaknesses in its internal control over financial reporting;

(z)     Except as disclosed in the Pricing Disclosure Package, since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting;

(aa)   The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the Exchange Act) that comply with the requirements of the Exchange Act; such disclosure controls and procedures have been designed to ensure that material information relating to the Company and its subsidiaries is made known to the Company’s principal executive officer and principal financial officer by others within those entities; and such disclosure controls and procedures are effective in all material respects;

(bb)    PricewaterhouseCoopers LLP, who has certified certain financial statements of the Company and its subsidiaries, and has audited the Company’s internal control over financial reporting is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder. Ernst & Young LLP, who has certified certain financial statements of SolarCity Corporation and its subsidiaries, is an independent registered public accounting firm as required by the Act and the rules and regulations of the Commission thereunder;

(cc)   The statistical and market-related data included under the captions “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” in the Pricing Disclosure Package, the Offering Circular or the Company’s annual report on Form 10-K filed on March 1, 2017 are based on or derived from estimates and sources that the Company believes to be reliable and accurate in all material respects;

(dd)   Except as described in the Pricing Disclosure Package, the Company, the Guarantor and each of their respective subsidiaries have filed all material federal, state, local and foreign income and franchise tax returns required to be filed through the date hereof, subject to permitted extensions, and have paid all material taxes due, except for taxes being contested in good faith and for which the Company or the Guarantor has established adequate reserves to the extent required in accordance with generally accepted accounting principles. No material tax deficiency has been determined adversely to the Company, the Guarantor or any of their subsidiaries and neither the Company nor the Guarantor have any knowledge of any tax deficiencies;

(ee)   Neither the Company, the Guarantor, any of their respective subsidiaries or affiliates, nor any director, officer, or employee, nor, to the Company or Guarantor’s knowledge, as applicable, any agent or representative of the Company, the Guarantor or of any of their respective subsidiaries or affiliates, has taken or will take any action in furtherance of (i) an offer, payment, promise to pay, or authorization or approval of the unlawful payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office), (ii) any action to use corporate funds for unlawful contributions or other unlawful expenses relating to political activity or (iii) any offer, request or action for an unlawful bribe or other unlawful benefit or has violated or is in violation of any applicable anti-corruption laws; and the Company, the Guarantor and their respective subsidiaries and affiliates have instituted and maintain and enforce, and will continue to maintain and enforce, policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein;

(ff)    The operations of the Company, the Guarantor and their subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended, and the applicable anti-money laundering statutes of jurisdictions where the Company, the Guarantor and their subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company, the Guarantor or any of their subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company or the Guarantor, threatened;

(gg)   The Company and the Guarantor represent that neither the Company, the Guarantor nor any of their subsidiaries (collectively, the “Entity”) or, to the knowledge of the Entity, any director,

officer, employee, agent, affiliate or representative of the Entity, is an individual or entity (“Person”) that is, or is owned or controlled by a Person that is:

(1)  the subject of any sanctions administered or enforced by the U.S. government, including the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”), nor

(2)  located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

(B)  The Entity represents and covenants that it will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person:

(1)  to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or

(2)  in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in the offering, whether as purchaser, advisor, investor or otherwise).

(C)  The Entity represents and covenants that, for the past 5 years, it has not knowingly engaged in, is not now knowingly engaged in, and will not knowingly engage in, any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

(hh)   The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Pricing Disclosure Package and the Offering Circular fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(ii)    No fund investor has withdrawn its tax equity commitments or to the knowledge of the Company indicated an unwillingness or inability to fund its tax equity commitments.

2.     Subject to the terms and conditions herein set forth, the Company agrees to issue and sell to each of the Purchasers, and each of the Purchasers agrees, severally and not jointly, to purchase from the Company, at a purchase price of 98.8889% of the principal amount thereof, plus accrued interest, if any, from August 18, 2017 to the Time of Delivery hereunder, the principal amount of Securities set forth opposite the name of such Purchaser in Schedule I hereto.

3.     Upon the authorization by you of the release of the Securities, the several Purchasers propose to offer the Securities for sale upon the terms and conditions set forth in this Agreement and the Offering Circular and each Purchaser, acting severally and not jointly, hereby represents and warrants to, and agrees with the Company and the Guarantor that:

(a)     It will sell the Securities only to persons it reasonably believes are “qualified institutional buyers” (“QIBs”) within the meaning of Rule 144A under the Act in transactions meeting the requirements of Rule 144A or upon the terms and conditions set forth in Annex I to this Agreement; and

(b)     It is an institutional Accredited Investor (within the meaning of Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) under the Act).

4.     (a)     The Securities to be purchased by each Purchaser hereunder will be represented by one or more definitive global Securities in book-entry form which will be deposited by or on behalf of the Company with The Depository Trust Company (“DTC”) or its designated custodian.  The Company will deliver the Securities to the Representatives, for the account of each Purchaser, against payment by or on behalf of such Purchaser of the purchase price therefor by wire transfer in Federal (same-day) funds to the accounts specified by the Company to Goldman Sachs & Co. LLC at least forty-eight hours in advance, by causing DTC to credit the Securities to the securities account(s) at DTC designated by Goldman Sachs & Co. LLC.  The Company will cause the certificates representing the Securities to be made available for checking at least twenty-four hours prior to the Time of Delivery (as defined below) at the office of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Rd, Palo Alto, CA 94304 (the “Closing Location”)  The time and date of such delivery and payment shall be 9:30 a.m., New York City time, on August 18, 2017 or such other time and date as the Representatives and the Company may agree upon in writing.  Such time and date are herein called the “Time of Delivery”.

(b)     The documents to be delivered at the Time of Delivery by or on behalf of the parties hereto pursuant to Section 8 hereof, including the cross-receipt for the Securities and any additional documents requested by the Purchasers pursuant to Section 8(l) hereof, will be delivered at such time and date at the Closing Location, and the Securities will be delivered at the office of DTC (or its designated custodian), all at the Time of Delivery.  A meeting will be held at the Closing Location at 6:00 p.m., New York City time, on the New York Business Day next preceding the Time of Delivery, at which meeting the final drafts of the documents to be delivered pursuant to the preceding sentence will be available for review by the parties hereto.  For the purposes of this Agreement, “New York Business Day” shall mean each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City are generally authorized or obligated by law or executive order to close.

5.     The Company and the Guarantor agree with each of the Purchasers:

(a)     To prepare the Preliminary Offering Circular, Offering Circular and Pricing Disclosure Package in a form approved by you; to make no amendment or any supplement to the Preliminary Offering Circular, Offering Circular or Pricing Disclosure Package or file any Exchange Act Report with the Commission prior to the completion of the initial resale of the Securities in each case which shall be reasonably disapproved by you promptly after reasonable notice thereof, provided that the foregoing shall not prevent the Company from making any filing or supplement that is, upon the advice of counsel, required under the rules and regulations of the Act or Exchange Act; and to furnish you with copies thereof;

(b)     Promptly from time to time to take such action as you may reasonably request to qualify the Securities for offering and sale under the securities laws of such jurisdictions as you may request and to comply with such laws so as to permit the continuance of sales and dealings therein in such jurisdictions for as long as may be necessary to complete the distribution of the Securities, provided that in connection therewith the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction or subject itself to taxation in any such jurisdiction in which it was not otherwise subject to taxation;

(c)     To furnish the Purchasers with written and electronic copies of the Offering Circular and any amendment or supplement thereto in such quantities as you may from time to time reasonably request, and if, at any time prior to the earlier of (i) the completion of the initial resale of the Securities and (ii) the expiration of nine months after the date of the Offering Circular, any event shall have occurred as a result of which the Offering Circular as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Offering Circular is delivered, not misleading, or, if for any other reason it shall be necessary during such same period to amend or supplement the Offering Circular, to notify you and upon your request to prepare and furnish without charge to each Purchaser and to any dealer in securities as many written and electronic copies as you may from time to time reasonably request of an amended Offering Circular or a supplement to the Offering Circular which will correct such statement or omission or effect such compliance;

(d)     During the period beginning from the date hereof and continuing until the date that is 90 days after the Time of Delivery, not to offer, issue, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Act relating to any debt securities of the Company that are substantially similar to the Securities (other than the sale of Securities contemplated hereby), or publicly disclose the intention to make any offer, sale, pledge, disposition or filing without the prior written consent of Goldman Sachs & Co. LLC;

(e)     Not to be or become, at any time prior to the expiration of two years after the Time of Delivery, an open-end investment company, unit investment trust, closed-end investment company or face-amount certificate company that is or is required to be registered under Section 8 of the Investment Company Act;

(f)     At any time when the Company is not subject to Section 13 or 15(d) of the Exchange Act and when the Securities are “restricted securities” within the meaning of Rule 144(a)(3) of the Act, for the benefit of holders from time to time of Securities, to furnish at its expense, upon request, to holders of Securities and prospective purchasers of Securities information (the “Additional Issuer Information”) satisfying the requirements of subsection (d)(4)(i) of Rule 144A under the Act;

(g)     During the period of one year after the Time of Delivery, the Company will not, and will not permit any of its “affiliates” (as defined in Rule 144 under the Act) to, resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them (other than pursuant to a registration statement that has been declared effective under the Act); and

(h)     To use the net proceeds received by the Company from the sale of the Securities pursuant to this Agreement in the manner specified in the Preliminary Offering Circular under the caption “Use of Proceeds”.

6.

(a)      (i)  Each of the Company and the Guarantor represents and agrees that, without the prior consent of the Representatives, it and its affiliates and any other person acting on its or their behalf (other than the Purchasers or persons acting on their behalf) (x) have not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute an “issuer free writing prospectus,” as defined in Rule 433 under the Act (any such offer is hereinafter referred to as a “Company Supplemental Disclosure Document”) other than any document listed on Schedule II(b) hereto and (y) have not solicited and will not solicit offers for, and have not offered or sold and will not offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D other than any such solicitation listed on Schedule II(d) (each such solicitation, a “Permitted General Solicitation”; each written general solicitation document listed on Schedule II(d), a “Permitted General Solicitation Material”);

(ii)  each Purchaser, severally and not jointly, represents and agrees that, without the prior consent of the Company and the Representatives, other than one or more term sheets relating to the Securities containing customary information and conveyed to purchasers of securities or any Permitted General Solicitation Material, it has not made and will not make any offer relating to the Securities that, if the offering of the Securities contemplated by this Agreement were conducted as a public offering pursuant to a registration statement filed under the Act with the Commission, would constitute a “free writing prospectus,” as defined in Rule 405 under the Act required to be filed with Commission (any such offer (other than any such term sheets and any Permitted General Solicitation Material), is hereinafter referred to as a “Purchaser Supplemental Disclosure Document”); and

(iii)     any Company Supplemental Disclosure Document or Purchaser Supplemental Disclosure Document or Permitted General Solicitation Material, the use of which has been consented to by the Company and the Representatives, is listed as applicable on Schedule II(b), Schedule II(c) or Schedule II(d) hereto, respectively;

7.     Each of the Company and the Guarantor, jointly and severally, covenants and agrees with the several Purchasers that the Company and the Guarantor will pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s and the Guarantor’s counsel and accountants and all other expenses in connection with the preparation, printing, reproduction and filing of the Preliminary Offering Circular and the Offering Circular and any amendments and supplements thereto and the mailing and delivering of copies thereof to the Purchasers and dealers; (ii) the cost of printing or producing any Agreement among Purchasers, this Agreement, the Indenture, the Securities, the Blue Sky Memorandum, closing documents (including any compilations thereof), Permitted General Solicitation Materials and any other documents in connection with the offering, purchase, sale and delivery of the Securities; (iii) all expenses in connection with the qualification of the Securities for offering and sale under state securities laws as provided in Section 5(b) hereof, including the reasonable, documented fees and disbursements of one counsel in each jurisdiction for the Purchasers in connection with such qualification and in connection with the Blue Sky and legal investment surveys (provided, however, that the Company shall not be obligated to pay such fees (excluding disbursements) of counsel to the Purchasers with respect to U.S. jurisdictions to the extent such fees exceed $30,000); (iv) any fees charged by securities rating services for rating the Securities; (v) the cost of preparing the Securities; (vi) the fees and expenses of the Trustee and any agent of the Trustee and the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Securities; and (vii) all other costs and expenses incident to the performance of its obligations hereunder which are not otherwise specifically provided for in this Section.  It is understood, however, that the Company shall bear the cost of any other matters not directly relating to the sale and purchase of the Securities pursuant to the Agreement and that, except as provided in this Section, and Sections 9 and 12 hereof, the Purchasers will pay all of their own costs and expenses, including the fees of their counsel, transfer taxes on resale of any of the Securities by them, and any advertising expenses connected with any offers they may make.

8.     The obligations of the Purchasers hereunder, as to the Securities to be delivered at the Time of Delivery, shall be subject, in their discretion, to the condition that all representations and warranties and other statements of the Company and the Guarantor herein are, at and as of the Time of Delivery, true and correct, the condition that the Company and the Guarantor shall have performed all of its obligations hereunder theretofore to be performed, and the following additional conditions:

(a)     Simpson Thacher & Bartlett LLP, counsel for the Purchasers, shall have furnished to you such written opinion or opinions, dated the Time of Delivery, with respect to such matters as you may reasonably request, and such counsel shall have received such papers and information as they may reasonably request to enable them to pass upon such matters;

(b)     Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel for the Company and the Guarantor, shall have furnished to you their written opinion and negative assurance letter, dated the Time of Delivery, in form and substance satisfactory to you, to the effect that is set forth in Annex II hereto;

(c)     On the date of the Offering Circular at a time prior to the execution of this Agreement, and also at the Time of Delivery, each of PricewaterhouseCoopers LLP and Ernst & Young LLP shall have furnished to you their respective letter or letters, dated the respective dates of delivery thereof, in form and substance satisfactory to you containing statements and information of the type ordinarily included in accountants’ “comfort letters” to  initial purchasers with respect to financial statements and certain financial information contained in the Pricing Disclosure Package and the Offering Circular;

(d)     (i) Neither the Company nor any of its subsidiaries shall have sustained since the date of the latest audited financial statements included or incorporated by reference in the Pricing Disclosure Package any loss or interference with its business from fire, explosion, flood or other calamity, whether or not covered by insurance, or from any labor dispute or court or governmental action, order or decree, otherwise than as set forth or contemplated in the Pricing Disclosure Package, and (ii) since the respective dates as of which information is given in the Pricing Disclosure Package there shall not have been any material change in the capital stock (other than (A) the issuance or grant of securities pursuant to employee equity incentive plans or pursuant to outstanding convertible securities, options, warrants or rights or (B) the repurchase of shares of capital stock pursuant to agreements providing for an option to repurchase or a right of first refusal on behalf of the Company, in each case as such (1) equity incentive plans, (2) outstanding convertible securities, options, warrants or rights, or (3) agreements are described in the Pricing Disclosure Package) or long-term debt (other than regular payments pursuant to obligations disclosed in or contemplated by the Pricing Disclosure Package) of the Company or any of its subsidiaries or any change, or any development involving a prospective change, in or affecting the general affairs, management, consolidated financial position, consolidated stockholders’ equity or consolidated results of operations of the Company and its subsidiaries, otherwise than as set forth or contemplated in the Pricing Disclosure Package, the effect of which, in any such case described in clause (i) or (ii), is in your judgment so material and adverse as to make it impracticable or inadvisable to proceed with the offering or the delivery of the Securities being delivered at the Time of Delivery on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Circular;

(e)     On or after the Applicable Time (i) no downgrading shall have occurred in the rating accorded the Company's debt securities by any “nationally recognized statistical rating organization”, as that term is defined under Section 3(a)(62) of the Exchange Act, and (ii) no such organization shall have publicly announced that it has under surveillance or review, with possible negative implications, its rating of any of the Company's debt securities;

(f)     On or after the Applicable Time there shall not have occurred any of the following: (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange or on NASDAQ; (ii) a suspension or material limitation in trading in the Company’s securities on NASDAQ; (iii) a general moratorium on commercial banking activities declared by either Federal or New York or California State authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war or (v) the occurrence of any other calamity or crisis or any change in financial, political or economic conditions in the United States or elsewhere, if the effect of any such event specified in clause (iv) or (v) in your judgment makes it impracticable or inadvisable to proceed with the offering or the delivery of the Securities on the terms and in the manner contemplated in the Pricing Disclosure Package and the Offering Circular;

(j)     The Purchasers shall have received an executed copy of the Indenture;

(k)     The Securities shall be eligible for clearance and settlement through the facilities of DTC;

(l)     The Company and the Guarantor shall have furnished or caused to be furnished to you at the Time of Delivery certificates of officers of the Company and the Guarantor satisfactory to you as to the accuracy of the representations and warranties of the Company herein at and as of the Time of Delivery, as to the performance by the Company and the Guarantor of all of its obligations hereunder to be performed at or prior to the Time of Delivery and as to such other matters as you may reasonably request, and the Company shall have furnished or caused to be furnished certificates as to the matters set forth in subsections (d) and (e) of this Section; and

(m)     On the date of the Offering Circular at a time prior to the execution of this Agreement, and also at the Time of Delivery, the Chief Financial Officer of the Company, in his capacity as such, shall have furnished to you a letter or letters, dated the respective dates of delivery thereof, in form and substance reasonably satisfactory to you.

(n)     The Representatives shall have received evidence reasonably satisfactory to them that, at or prior to the Time of Delivery, all outstanding indebtedness under the Guarantor’s amended and restated secured revolving credit facility (the “SolarCity Revolving Credit Facility”), and all accrued and unpaid interest, fees and other amounts owing thereunder, shall have been paid in full, all commitments to extend credit under the SolarCity Revolving

Credit Facility shall have terminated, and all liens securing obligations thereunder shall have been released.

9.     (a)     The Company and the Guarantor, jointly and severally, will indemnify and hold harmless each Purchaser against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Disclosure Package, the Offering Circular, or any amendment or supplement thereto, any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company and the Guarantor shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any Preliminary Offering Circular, the Pricing Disclosure Package, the Offering Circular or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by any Purchaser through the Representatives expressly for use therein.

(b)     Each Purchaser, severally and not jointly, will indemnify and hold harmless the Company and the Guarantor against any losses, claims, damages or liabilities to which the Company and the Guarantor may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Preliminary Offering Circular, the Pricing Disclosure Package, the Offering Circular, or any amendment or supplement thereto, or any Company Supplemental Disclosure Document, any Permitted General Solicitation Material or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in any Preliminary Offering Circular, the Pricing Disclosure Package, the Offering Circular or any such amendment or supplement, any Company Supplemental Disclosure Document or any Permitted General Solicitation Material, in reliance upon and in conformity with written information furnished to the Company by such Purchaser through the Representatives expressly for use therein; and each Purchaser will reimburse the Company and the Guarantor for any legal or other expenses reasonably incurred by the Company and the Guarantor in connection with investigating or defending any such action or claim as such expenses are incurred.

(c)     Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against any indemnified party and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation.  No indemnifying party shall, without the written consent of the indemnified party, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the indemnified party is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the indemnified party from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any indemnified party.

(d)     If the indemnification provided for in this Section 9 is unavailable to or insufficient to hold harmless an indemnified party under subsection (a) or (b) above in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Guarantor on the one hand and the Purchasers on the other from the offering of the Securities.  If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law or if the indemnified party failed to give the notice required under subsection (c) above, then each indemnifying party shall contribute to such amount paid or payable by such indemnified party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company and the Guarantor on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative benefits received by the Company and the Guarantor on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the net proceeds from the offering (net of underwriting discounts and commissions but before deducting any other expenses) received by the Company bear to the total underwriting discounts and commissions received by the Purchasers, in each case as set forth in the Offering Circular.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company and the Guarantor on the one hand or the Purchasers on the other and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.  The Company, the Guarantor and the Purchasers agree that it would not be just and equitable if contribution pursuant to this subsection (d) were determined by pro rata allocation (even if the Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to above in this subsection (d).  The amount paid or payable by an indemnified party as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim.  Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total discounts and commissions received by such Purchaser with respect to the offering of the Securities exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.

(e)     The obligations of the Company and the Guarantor under this Section 9 shall be in addition to any liability which the Company and the Guarantor may otherwise have and shall extend, upon the same terms and conditions, to any affiliate of each Purchaser and each person, if any, who controls any Purchaser within the meaning of the Act; and the obligations of the Purchasers under this Section 9 shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each officer and director of the Company and the Guarantor and to each person, if any, who controls the Company within the meaning of the Act.

10.     (a)     If any Purchaser shall default in its obligation to purchase the Securities which it has agreed to purchase hereunder, you may in your discretion arrange for you or another party or other parties to purchase such Securities on the terms contained herein.  If within thirty‑six hours after such default by any Purchaser you do not arrange for the purchase of such Securities, then the Company shall be entitled to a further period of thirty‑six hours within which to procure another party or other parties satisfactory to you to purchase such Securities on such terms.  In the event that, within the respective prescribed periods, you notify the Company that you have so arranged for the purchase of such Securities, or the Company notifies you that it has so arranged for the purchase of such Securities, you or the Company shall have the right to postpone the Time of Delivery for a period of not more than  seven days, in order to effect whatever changes may thereby be made necessary in the Offering Circular, or in any other documents or arrangements, and the Company agrees to prepare promptly any amendments or supplements to the Offering Circular which in your opinion may thereby be made necessary.  The term “Purchaser” as used in this Agreement shall include any person substituted under this Section with like effect as if such person had originally been a party to this Agreement with respect to such Securities.

(b)     If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of such Securities which remains unpurchased does not exceed one‑eleventh of the aggregate principal amount of all the Securities, then the Company shall have the right to require each non‑defaulting Purchaser to purchase the principal amount of Securities which such Purchaser agreed to purchase hereunder and, in addition, to require each non‑defaulting Purchaser to purchase its pro rata share (based on the principal amount of Securities  which such Purchaser agreed to purchase hereunder) of the Securities of such defaulting Purchaser or Purchasers for which such arrangements have not been made; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

     If, after giving effect to any arrangements for the purchase of the Securities of a defaulting Purchaser or Purchasers by you and the Company as provided in subsection (a) above, the aggregate principal amount of Securities which remains unpurchased exceeds one‑eleventh of the aggregate principal amount of all the Securities, or if the Company shall not exercise the right described in subsection (b) above to require non‑defaulting Purchasers to purchase Securities of a defaulting Purchaser or Purchasers, then this Agreement shall thereupon terminate, without liability on the part of any non‑defaulting Purchaser or the Company, except for the expenses to be borne by the Company and the Purchasers as provided in Section 6 hereof and the indemnity and contribution agreements in Section 9 hereof; but nothing herein shall relieve a defaulting Purchaser from liability for its default.

11.     The respective indemnities, agreements, representations, warranties and other statements of the Company, the Guarantor and the several Purchasers, as set forth in this Agreement or made by or on behalf of them, respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of any Purchaser or any controlling person of any Purchaser, or the Company, the Guarantor, or any officer or director or controlling person of the Company or the Guarantor and shall survive delivery of and payment for the Securities.

12.     If this Agreement shall be terminated pursuant to Section 10 hereof, the Company and the Guarantor shall not then be under any liability to any Purchaser except as provided in Sections 7 and 9 hereof; but, if for any other reason, the Securities are not delivered by or on behalf of the Company as provided herein, the Company and the Guarantor will reimburse the Purchasers through you for all out-of-pocket expenses approved in writing by you, including reasonable and documented fees and disbursements of counsel, reasonably incurred by the Purchasers in making preparations for the purchase, sale and delivery of the Securities not so delivered, but the Company and the Guarantor shall then be under no further liability to any Purchaser except as provided in Sections 7 and 9 hereof.

13.     In all dealings hereunder, you shall act on behalf of each of the Purchasers, and the parties hereto shall be entitled to act and rely upon any statement, request, notice or agreement on behalf of any Purchaser made or given by the Representatives or, except as otherwise provided herein, by Goldman Sachs & Co. LLC on behalf of the Representatives.

All statements, requests, notices and agreements hereunder shall be in writing, and if to the Purchasers shall be delivered or sent by mail or facsimile transmission to you as the representatives in care of Goldman Sachs & Co. LLC, 200 West Street, New York, New York 10282-2198, Attention: Registration Department; and if to the Company shall be delivered or sent by mail or facsimile transmission to the address of the Company set forth in the Offering Circular, Attention: Chief Financial Officer.  Any such statements, requests, notices or agreements shall take effect upon receipt thereof.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Purchasers are required to obtain, verify and record information that identifies their respective clients, including the Company and the Guarantor, which information may include the name and address of their respective clients, as well as other information that will allow the Purchasers to properly identify their respective clients.

14.     This Agreement shall be binding upon, and inure solely to the benefit of, the Purchasers, the Company, the Guarantor and, to the extent provided in Sections 9 and 11 hereof, the officers and directors of the Company, the Guarantor and each person who controls the Company or any Purchaser, and any affiliate of each Purchaser, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. No purchaser of any of the Securities from any Purchaser shall be deemed a successor or assign by reason merely of such purchase.

15.     Time shall be of the essence of this Agreement.  As used herein, the term “business day” shall mean any day when the Commission’s office in Washington, D.C. is open for business.

16.     Each of the Company and the Guarantor acknowledges and agrees that (i) the purchase and sale of the Securities pursuant to this Agreement is an arm’s-length commercial transaction between the Company and the Guarantor, on the one hand, and the several Purchasers, on the other, (ii) in connection therewith and with the process leading to such transaction each Purchaser is acting solely as a principal and not the agent or fiduciary of the Company or the Guarantor, (iii) no Purchaser has assumed an advisory or fiduciary responsibility in favor of the Company or the Guarantor with respect to the offering contemplated hereby or the process leading thereto (irrespective of whether such Purchaser has advised or is currently advising the Company or the Guarantor on other matters) or any other obligation to the Company or the Guarantor except the obligations expressly set forth in this Agreement and (iv) each of the Company and the Guarantor has consulted its own legal and financial advisors to the extent it deemed appropriate. Each of the Company and the Guarantor agrees that it will not claim that the Purchasers, or any of them, has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Company or the Guarantor, in connection with such transaction or the process leading thereto.

17. This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Company, the Guarantor and the Purchasers, or any of them, with respect to the subject matter hereof.

18. THIS AGREEMENT AND ANY MATTERS RELATED TO THIS TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAWS OF THE STATE OF NEW YORK.  The Company and the Guarantor agree that any suit or proceeding arising in respect of this agreement or our engagement will be tried exclusively in the U.S. District Court for the Southern District of New York or, if that court does not have subject matter jurisdiction, in any state court located in The City and County of New York and the Company agrees to submit to the jurisdiction of, and to venue in, such courts.

19.     The Company, the Guarantor and each of the Purchasers hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.

20.     This Agreement may be executed by any one or more of the parties hereto in any number of respective counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

21.     Notwithstanding anything herein to the contrary, the Company and the Guarantor (and the Company’s and the Guarantor’s employees, representatives, and other agents) are authorized to disclose to any and all persons, the U.S. federal and state income tax treatment and tax structure of the potential transaction and all materials of any kind (including tax opinions and other tax analyses) provided to the Company or the Guarantor relating to that treatment and structure, without the Purchasers’ imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax treatment” means U.S. federal and state income tax treatment, and “tax structure” is limited to any facts that may be relevant to that treatment.

If the foregoing is in accordance with your understanding, please sign and return to us counterparts hereof, and upon the acceptance hereof by you, on behalf of each of the Purchasers, this letter and such acceptance hereof shall constitute a binding agreement among each of the Purchasers, the Company and the Guarantor.  It is understood that your acceptance of this letter on behalf of each of the Purchasers is pursuant to the authority set forth in a form of Agreement among Purchasers, the form of which shall be submitted to the Company for examination upon request, but without warranty on your part as to the authority of the signers thereof.

[Remainder of page intentionally left blank]

Very truly yours,

Tesla, Inc.

By:	/s/ Deepak Ahuja
Name:	Deepak Ahuja
Title:	Chief Financial Officer

SolarCity Corporation, as Guarantor

By:	/s/ Radford Small
Name:	Radford Small
Title:	Chief Financial Officer

Accepted as of the date hereof:

GOLDMAN SACHS & CO. LLC

By:	/s/ Michael Hickey
Name:	Michael Hickey
Title:	Managing Director

MORGAN STANLEY & CO. LLC

By:	/s/ Jonathon Rauen
Name:	Jonathon Rauen
Title:	Authorized Signatory

SCHEDULE I
Principal
Amount of
Securities
to be
Purchaser	Purchased
Goldman Sachs & Co. LLC	$ 450,000,000
Morgan Stanley & Co. LLC	342,000,000
Barclays Capital Inc.	201,600,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	201,600,000
Citigroup Global Markets Inc.	201,600,000
Deutsche Bank Securities Inc.	201,600,000
RBC Capital Markets, LLC	201,600,000

Total	$ 1,800,000,000

SCHEDULE II

(a)    Additional Documents Incorporated by Reference: None.

(b)    Company Supplemental Disclosure Documents:

Electronic Roadshow Presentation, dated August 7, 2017

(c)     Purchaser Supplemental Disclosure Documents: None

(d)     Permitted General Solicitation Materials: None.

SCHEDULE III

Pricing Supplement, dated August 11, 2017

to the Preliminary Offering Circular, dated August 7, 2017

Tesla, Inc.

$1,800,000,000 5.30% Senior Notes due 2025

The information in this pricing term sheet supplements Tesla, Inc.’s preliminary offering circular, dated August 7, 2017 (the “Preliminary Offering Circular”) and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Circular. Terms used herein but not defined shall have the respective meanings as set forth in the Preliminary Offering Circular.

Issuer:	Tesla, Inc., a Delaware corporation
Guarantor:	SolarCity Corporation, a Delaware corporation
Title of Securities:	5.30% Senior Notes due 2025 (the “Notes”)
Placement:	144A/Regulation S for life
Offering Size:	$1,800,000,000
Gross Proceeds:	$1,800,000,000
Net Proceeds to Issuer (After Expenses):	Approximately $1.77 billion
Maturity:	August 15, 2025
Issue Price:	100% of face amount
Coupon:	5.30%
Yield to Maturity:	5.30%
Spread to Benchmark Treasury:	320 bps
Benchmark Treasury:	2.000% due August 15, 2025
Corporate Rating:	B2 (Stable) / B- (Negative)
Tranche Rating:	B3 / B-

Trade Date:	August 11, 2017
Settlement Date:	August 18, 2017 (T+5)
Interest Payment Dates:	February 15 and August 15 of each year, beginning on February 15, 2018
Record Dates:	February 1 and August 1 of each year
Make-Whole Redemption:	Make-whole redemption at Treasury Rate + 50 basis points prior to August 15, 2020
Optional Redemption:	On or after August 15, 2020, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to, but excluding, the redemption date:

	Period Beginning August 15,	Price
	2020	103.9750%
	2021	102.6500%
	2022	101.3250%
	2023 and thereafter	100.0000%

Equity Clawback:	Up to 35% at 105.3000% prior to August 15, 2020
CUSIP Numbers:	Rule 144A: 88160R AE1 Regulation S: U8810L AA1
ISIN Numbers:	Rule 144A: US88160 RAE18 Regulation S: USU8810L AA18
Use of Proceeds:

The Issuer will use the net proceeds from this offering to further strengthen its balance sheet during a period of rapid scaling with the launch of Model 3, and for general corporate purposes.

Pending the use of proceeds as described above, the Issuer intends to invest the proceeds in highly liquid cash equivalents or United States government securities.

Listing:	None

Joint Lead and Bookrunning Managers:

Goldman Sachs & Co. LLC

Morgan Stanley & Co. LLC

Barclays Capital Inc.

Merrill Lynch, Pierce, Fenner & Smith

           Incorporated

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

RBC Capital Markets, LLC

Changes from Preliminary Offering Circular:

     The Issuer has increased the offering size of the notes from $1,500,000,000 aggregate principal amount to $1,800,000,000 aggregate principal amount.  The discussion below reflects other changes to the preliminary offering circular to reflect these modifications. Corresponding changes will be made where applicable throughout the Final Offering Circular.

THE OFFERING—Ranking

On page 8, “approximately $6,737 million” is hereby replaced with “approximately $7,037 million.”

THE OFFERING—Use of Proceeds

On page 10, “approximately $1.48 billion” is hereby replaced with “approximately $1.77 billion.”

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION AND OTHER DATA

On page 14, the Other Financial Data table, is hereby replaced with the following:

Other Financial Data(1):	As of June 30, 2017
	Actual	As Adjusted
Ratio of Total Tesla, Inc. Secured Debt to Last Quarter Annualized Adjusted EBITDA	0.6x	0.6x
Ratio of Total Tesla, Inc. Debt (excluding Tesla, Inc. Convertible Senior Notes) to Last Quarter Annualized Adjusted EBITDA	0.6x	2.0x
Ratio of Total Tesla, Inc. Debt (excluding Tesla, Inc. Convertible Senior Notes), net of cash, to Last Quarter Annualized Adjusted EBITDA	(1.6)x	(1.3)x
Ratio of Total Tesla, Inc. Debt (including Tesla, Inc. Convertible Senior Notes) to Last Quarter Annualized Adjusted EBITDA	3.5x	4.8x
Ratio of Total Tesla, Inc. Debt (including Tesla, Inc. Convertible Senior Notes), net of cash, to Last Quarter Annualized Adjusted EBITDA	1.2x	1.5x

Cash Interest Expense Last Quarter Annualized(2)	$218.7 million	$296.6 million

On Page 14, Footnote (1) is hereby replaced with:

“Information in the table is given for all debt of Tesla, Inc., excludes debts of SolarCity and its subsidiaries, and includes the current portion of long-term debt. Ratio of Total Debt (including SolarCity and its subsidiaries) to Last Quarter Annualized Adjusted EBITDA was 5.9x on June 30, 2017 and will be 6.9x as adjusted for the notes offered hereby. Ratio of Total Debt (including SolarCity and its subsidiaries), net of cash, to Last Quarter Annualized Adjusted EBITDA was 3.6x on June 30,

2017 and will be 3.7x as adjusted for the notes offered hereby. For Total Secured Debt and Total Debt, see “Capitalization”.”

On Page 14, a new Footnote (2) is hereby added to read as follows:

(2)      As-adjusted amount is presented assuming the notes were outstanding for each day in the three month period ending June 30, 2017 and that the SolarCity Revolving Credit Facility had been repaid at the beginning of such period.

USE OF PROCEEDS

On page 41, “approximately $1.48 billion” is hereby replaced with “$1.77 billion.”

CAPITALIZATION

The capitalization table on page 42 is hereby replaced with the following table that gives effect to the increase in the offering size of the notes from $1,500,000,000 to $1,800,000,000 on an actual and pro forma basis.

	As of June 30, 2017
	Actual	As Adjusted
	(Unaudited) (Dollars in millions)
Cash and cash equivalents	$ 3,036	$ 4,419
Restricted cash	$ 477	$ 477
Current portion of long-term debt and capital leases
SolarCity Revolving Credit Facility	$ 360	$ —
Current portion of other long-term debt and capital leases(1)(2)(5)(7)	357	357
Total current portion of long-term debt and capital leases	$ 717	$ 357
Current portion of solar bonds and promissory notes issued to related parties(5)	$ 100	$ 100
Long Term Debt and capital leases
Tesla, Inc. Debt
Asset-based Credit Agreement	$ 857	$ 857
Total Tesla, Inc. Secured Debt	857	857
5.30% senior notes due 2025 offered hereby(3)	—	1,800
Total Tesla, Inc. Debt (excluding Existing Convertible Notes)	857	2,657
Convertible Notes 0.25% Convertible Notes due March 2019(4)	848	848

	As of June 30, 2017
	Actual	As Adjusted
	(Unaudited) (Dollars in millions)
1.25% Convertible Notes due March 2021(4)	1,158	1,158
2.375% Convertible Notes due March 2022(4)	828	828
Tesla Project Financing(2)	380	380
Tesla Other Debt and capital leases	340	340
Total Tesla, Inc. Debt and capital leases	4,411	6,211
SolarCity Debt
Other Solar Recourse Debt(5)	29	29
Solar Convertible Notes(6)	798	798
Solar Project Debt(7)	1,857	1,857
Solar Capital Leases	30	30
Total Solar Debt and Capital Leases	2,714	2,714
Total Long Term Debt and capital leases	7,125	8,925
Total stockholders’ equity	5,106	5,107
Total capitalization	$ 12,231	$ 14,032

DESCRIPTION OF NOTES—Ranking—Ranking of the Notes

On page 55, “approximately $6,737 million” is hereby replaced with “approximately $7,037 million.”

This material is strictly confidential and has been prepared by the Issuer solely for use in connection with the proposed offering of the securities described in the Preliminary Offering Circular. This material is personal to each offeree and does not constitute an offer to any other person to the public generally to subscribe for or otherwise acquire the securities.

The securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and are being offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act, and this communication is only being distributed to such persons.

This communication is not an offer to sell the securities and it is not a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

ANNEX I

(1)     The Securities have not been and will not be registered under the Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Regulation S under the Act or pursuant to an exemption from the registration requirements of the Act.  Each Purchaser represents that it has offered and sold the Securities, and will offer and sell the Securities (i) as part of their distribution at any time and (ii) otherwise until 40 days after the later of the commencement of the offering and the Time of Delivery, only in accordance with Rule 903 of Regulation S or Rule 144A under the Act.  Accordingly, each Purchaser agrees that neither it, its affiliates nor any persons acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Securities, and it and they have complied and will comply with the offering restrictions requirement of Regulation S.  Each Purchaser agrees that, at or prior to confirmation of sale of Securities (other than a sale pursuant to Rule 144A), it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:

“The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering and the closing date, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act.  Terms used above have the meaning given to them by Regulation S.”

Terms used in this paragraph have the meanings given to them by Regulation S.

Each Purchaser further agrees that it has not entered and will not enter into any contractual arrangement with respect to the distribution or delivery of the Securities, except with its affiliates or with the prior written consent of the Company.

(2)     Notwithstanding the foregoing, Securities in registered form may be offered, sold and delivered by the Purchasers in the United States and to U.S. persons pursuant to Section 3 of this Agreement without delivery of the written statement required by paragraph (1) above.

(3)     Each Purchaser agrees that it will not offer, sell or deliver any of the Securities in any jurisdiction outside the United States except under circumstances that will result in compliance with the applicable laws thereof, and that it will take at its own expense whatever action is required to permit its purchase and resale of the Securities in such jurisdictions.  Each Purchaser understands that no action has been taken to permit a public offering in any jurisdiction outside the United States where action would be required for such purpose.  Each Purchaser agrees not to cause any advertisement of the Securities to be published in any newspaper or periodical or posted in any public place and not to issue any circular relating to the Securities, except in any such case with Goldman Sachs & Co. LLC’s express written consent and then only at its own risk and expense.

ANNEX II

[To be provided separately.]

     A-2